Exhibit 99.1

Contacts:
	Semitool, Inc. Larry Viano, Chief Financial Officer 406.752.2107 lviano@semitool.com	Pfeiffer High Investor Relations, Inc. Geoff High 303.393.7044 www.pfeifferhigh.com

Semitool Announces Fiscal 2006 Fourth Quarter and Full Year Results

Fourth quarter net income increases 251% to $3.9 million,
or $0.12 per share, versus prior year quarter; revenue up 36% to $65 million

KALISPELL, MT – November 9, 2006 – Semitool, Inc. (NASDAQ: SMTL), a leading manufacturer of wafer processing equipment for the semiconductor industry, today reported financial results for its fourth quarter and fiscal year ended September 30, 2006.

Fourth quarter revenue advanced 36 percent to $65.0 million versus revenue of $47.8 million in the fourth quarter last year. Net income increased 251 percent to $3.9 million, or $0.12 per share, versus net income of $1.1 million, or $0.04 per share, in the fourth quarter last year.

Equipment bookings were $65.6 million versus bookings of $65.0 million in last year’s fourth quarter, and the record $77.3 million reported in this year’s third quarter. Deferred revenue at the end of the fourth quarter was $14.4 million and shipping backlog was $85.3 million, combining for a total revenue backlog of $99.7 million. Total shipments in the fourth quarter were $64.6 million.

Larry Murphy, president and chief operating officer, said, “Continued strong demand for our flagship Raider tools, as well as successful efforts to reduce selling and administrative expenses, led to fourth quarter revenue and earnings results that exceeded our guidance. For the second straight quarter, a significant portion of our revenue resulted from follow-on orders placed by existing Raider customers. Moreover, approximately 90% of our fourth quarter bookings were repeat Raider orders.

“We continue to see strong demand from within the memory market for copper damascene applications,” Murphy said. “We also have added a new front-end-of-line, single-wafer clean customer – our first in the DRAM space. We believe the long-term growth opportunities represented by this sector are very compelling.”

Murphy added, “Our expense management efforts have benefited both from our successful transition to a direct sales model in Asia, which has led to a meaningful decline in our commission costs, and the reduction of Sarbanes-Oxley compliance expenses, which declined by more than $1.8 million during fiscal 2006 versus the prior year.”

Ray Thompson, chairman and CEO, said, “With our international bookings reaching 75 percent of our total business, Semitool has built a world-class organization and infrastructure. We believe our increased activity in the global marketplace positions us for continued growth. We expect fiscal 2007 will be another year of growth for Semitool.”

Full year results
For the fiscal year, revenue increased 28 percent to $243.2 million versus $190.4 million in fiscal 2005. Net income was $9.8 million, or $0.31 per share, versus net income of $10.1 million, or $0.35 per share, last year. Fiscal 2005‘s net income results included the receipt of a $2.9 million, or $0.07 per share, payment related to a patent infringement settlement.

At September 30, 2006, cash, cash equivalents and marketable securities totaled $17.3 million versus $7.0 million at the end of fiscal 2005, and $15.9 million at the end of the 2006 fiscal third quarter. Total shareholders’ equity was $161.0 million versus $120.4 million at September 30, 2005, and $156.4 million at June 30, 2006.

Guidance
Management expects revenue for the first quarter of fiscal 2007 will be in the range of $62 million to $66 million, and first quarter earnings per share will range from $0.10 to $0.13. For the full 2007 fiscal year, revenue is expected to range from $260 million to $310 million.

Conference Call Information
Semitool will host an investor conference call today at 5:00 p.m. Eastern. The call can be accessed by dialing 866-831-6267 (617-213-8857 for international callers) and entering the passcode 52087143. A simultaneous webcast will be available via the Internet at www.semitool.com. Webcast participants should access the website at least 10 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days. An audio replay will be available from 7 p.m. Eastern on November 9, 2006, until 11:59 p.m. Eastern on November 11, 2006, and can be accessed by calling 888-286-8010 (617-801-6888 for international callers) and entering the passcode 29597503.

About Semitool, Inc.
Semitool designs, manufactures and supports highly engineered, multi-chamber single-wafer and batch wet chemical processing equipment used in the fabrication of semiconductor devices. The company’s primary suites of equipment include electrochemical deposition systems for electroplating copper, gold, solder and other metals; surface preparation systems for cleaning, stripping and etching silicon wafers; and wafer transport container cleaning systems. The company’s equipment is used in semiconductor fabrication front-end and back-end processes, including wafer level packaging.

Headquartered in Kalispell, Montana, Semitool maintains sales and support centers in the United States, Europe and Asia. The company’s stock trades on Nasdaq under the symbol SMTL. For more information, please visit the company’s website at www.semitool.com.

Semitool is a registered trademark of Semitool, Inc.

Safe Harbor Statement
The matters discussed in this news release include forward-looking statements, including statements related to the continued strong demand for our Raider tools; long-term growth opportunities in the memory market; the future impact of efforts to reduce selling and administrative costs; increased international sales; expectations of fiscal 2007 being another strong year of growth; first quarter revenue guidance in the range of $62 million to $66 million; first quarter diluted earnings per share guidance in the range from $0.10 to $0.13; and full-year revenue in the range of $260 million to $310 million. Also, bookings, deferred revenue, backlog and shipments are not necessarily an indication of revenue in any future period. These forward-looking statements are based on management’s assumptions, estimates and projections as of the date hereof and are subject to risks and uncertainties. Many factors can adversely affect demand for our tools and growth opportunities, including the tools’ performance and general market conditions. Also, many factors can adversely affect forecasted financial performance, including cancellations and push-backs, delays in customers’ on-site acceptance of our products and unanticipated costs. Our business in general is subject to risks that can cause actual results to differ materially from those anticipated in our forward-looking statements, including, without limitation, demand being adversely affected by the cyclicality in the semiconductor industry, the financial condition of our customers, the company’s ability to timely deliver and support its products, technological changes that affect our ability to compete, the risks associated with competing on a global basis as well as a number of other risk factors described in our Form 10-K for the fiscal year ended September 30, 2005 and our other filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements that become untrue because of subsequent events.

(Financial tables follow)

SEMITOOL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2006	2005	2006	2005
Net sales	$65,010	$47,810	$243,218	$190,373
Cost of sales	34,048	22,991	130,299	93,404

Gross profit	30,962	24,819	112,919	96,969

Operating expenses:
Selling, general and administrative	19,556	18,681	73,624	66,513
Research and development	6,277	5,110	24,525	19,742

Total operating expenses	25,833	23,791	98,149	86,255

Income from operations	5,129	1,028	14,770	10,714
Other income (expense), net	193	593	(117)	3,793

Income before income tax	5,322	1,621	14,653	14,507
Income tax provision	1,458	519	4,817	4,457

Net income	$3,864	$1,102	$9,836	$10,050

Earnings per share:
Basic	$0.12	$0.04	$0.32	$0.35

Diluted	$0.12	$0.04	$0.31	$0.35

Weighted average common shares:
Basic	31,915	28,731	31,174	28,709
Diluted	32,224	29,046	31,518	29,086

SEMITOOL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)

	September 30, 2006	September 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$17,347	$6,557
Marketable securities	--	475
Trade receivables, net	56,593	42,165
Inventories	90,159	72,294
Prepaid expenses and other current assets	14,314	13,769

Total current assets	178,413	135,260
Property, plant and equipment, net	44,610	35,558
Other assets, net	9,373	7,862

Total assets	$232,396	$178,680

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$22,882	$19,153
Other current liabilities	40,668	32,487

Total current liabilities	63,550	51,640
Long-term liabilities	7,822	6,619

Total liabilities	71,372	58,259

Shareholders' equity:
Common stock	80,738	49,853
Retained earnings	80,899	71,063
Accumulated other comprehensive loss	(613)	(495)

Total shareholders' equity	161,024	120,421

Total liabilities and shareholders' equity	$232,396	$178,680